UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. )
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Ameresco, Inc.
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NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 21, 2015
To Our Stockholders:
The 2015 annual meeting of stockholders of Ameresco, Inc., a Delaware corporation, will be held at the offices of WilmerHale, 60 State Street, Boston, Massachusetts 02109, on May 21, 2015, at 11:00 a.m., local time, for the following purposes:

1.	To elect the three nominees identified in the attached proxy statement as members of our board of directors to serve as class II directors for a term of three years.

2.	To ratify the appointment of McGladrey LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

3.	To transact other business, if any, that may properly come before the annual meeting and any adjournment thereof.
Only stockholders of record (meaning that you hold shares in your name in the records of our transfer agent, American Stock Transfer & Trust Company) at the close of business on March 31, 2015 will be entitled to vote at the annual meeting and at any adjournments thereof. Our stock transfer books will remain open for the purchase and sale of our Common Stock.
Included with this notice and the attached proxy statement is a copy of our annual report to stockholders for the year ended December 31, 2014, which contains our audited consolidated financial statements and other information that may be of interest to our stockholders.
If your shares are held in “street name”—that is, held for your account by a bank, broker or other intermediary—you should obtain instructions from that bank, broker or other intermediary on how to vote your shares at the annual meeting. You will need to follow those instructions for your shares to be voted. Further, if your shares are held in “street name” and you would like to attend the annual meeting in person, you must bring an account statement, letter or proxy from the bank, broker or other intermediary showing that you were the beneficial owner of the shares on March 31, 2015 in order to be admitted to the annual meeting.
Your vote is important. Whether or not you plan to attend the annual meeting in person, please promptly complete, date and sign the enclosed proxy card and return it in the accompanying envelope. If you mail the proxy card in the United States, postage is prepaid. If you attend the annual meeting and vote in person, any proxy that you may have submitted prior to the date of the annual meeting will not be used.

By Order of the Board of Directors,
David J. Corrsin
Secretary
April 30, 2015

AMERESCO, INC.
111 Speen Street, Suite 410
Framingham, Massachusetts 01701
PROXY STATEMENT FOR 2015 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 21, 2015
GENERAL INFORMATION ABOUT THE MEETING AND VOTING
This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Ameresco, Inc. for use at the 2015 annual meeting of stockholders, or the Annual Meeting, to be held at the offices of WilmerHale, 60 State Street, Boston, Massachusetts 02109, on May 21, 2015, at 11:00 a.m., local time, and at any adjournments of the Annual Meeting.
We are mailing this proxy statement, along with our annual report to stockholders for the fiscal year ended December 31, 2014, to our stockholders on or about April 30, 2015. Our annual report to stockholders includes a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2014, as filed with the Securities and Exchange Commission, or the SEC, except for certain exhibits.
Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to Be Held on May 21, 2015
The proxy statement and our annual report to stockholders are available for viewing, printing and downloading on-line at the “Investors Relations - Annual Meeting” section of our website at www.ameresco.com.
Record Date, Voting Rights and Outstanding Shares
Our board of directors has fixed March 31, 2015 as the record date for determining the holders of our capital stock who are entitled to vote at the annual meeting.
We have two classes of capital stock issued and outstanding: Class A Common Stock, $.0001 par value per share, and Class B Common Stock, $.0001 par value per share. We refer to our Class A Common Stock and our Class B Common Stock collectively as our Common Stock.
With respect to all of the matters submitted for vote at the Annual Meeting, each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to five votes.
Our Class A Common Stock and Class B Common Stock will vote as a single class on each of the matters submitted at the Annual Meeting. On March 31, 2015, there were outstanding and entitled to vote 28,462,092 shares of Class A Common Stock and 18,000,000 shares of Class B Common Stock.
Quorum
In order for business to be conducted at the Annual Meeting, a quorum must be present at the meeting. A quorum for purposes of the Annual Meeting will exist if the holders of a majority of the voting power represented by the Common Stock issued and outstanding on March 31, 2015 are present in person or represented by proxy at the Annual Meeting. We will count broker non-votes (described below), votes withheld, and abstentions (including shares that abstain or do not vote with respect to one or more matters to be voted upon) as being present at the Annual Meeting for determining whether a quorum exists for the transaction of business at the Annual Meeting. If a quorum is not present at the Annual Meeting, the meeting will be adjourned until a quorum is obtained.
Required Votes
Election of directors (Proposal 1): The three director nominees identified in this proxy statement receiving a plurality, or the highest number, of votes cast at the Annual Meeting, regardless of whether that number represents a majority of the votes cast, will be elected.
Ratification of the appointment of McGladrey LLP (Proposal 2): The affirmative vote of a majority in voting power of the votes cast by the holders of all of the shares present or represented by proxy at the Annual Meeting and voting affirmatively or negatively on the proposal is needed to ratify the appointment of McGladrey LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2015.

Voting; Voting by Proxy
If you are a stockholder of record, you can vote by attending the Annual Meeting and voting in person or by submitting a proxy card by mail. If you hold your shares through a bank, broker or other intermediary, which is sometimes referred to as holding your shares in “street name,” and you wish to attend the Annual Meeting to vote in person at the Annual Meeting, you will need to obtain a proxy card from the holder of record (i.e., your bank, broker or other intermediary) in order to do so. Also, if your shares are held in “street name,” you must bring an account statement or letter from the brokerage firm or bank showing that you were the beneficial owner of the shares on March 31, 2015 in order to be admitted to the meeting. To vote by mail, please sign, date, and complete the enclosed proxy card and return it in the enclosed self-addressed, postage prepaid envelope. A proxy card in the enclosed form, if received in time for voting at the Annual Meeting and not revoked, will be voted at the Annual Meeting according to the instructions on such proxy card. If no instructions are indicated on a proxy card, then the shares represented by that proxy card will be voted in favor of each of the nominees for director identified in this proxy statement and for each other proposal, as recommended by our board of directors.
If you hold your shares in “street name,” your bank, broker or intermediary will give you separate instructions for voting your shares. If you do not give instructions to your bank, broker or intermediary, your bank, broker or intermediary will only be entitled to vote your shares with respect to “discretionary” matters, as described below, but will not be permitted to vote the shares with respect to “non-discretionary” matters. A “broker non-vote” occurs when your bank, broker or intermediary submits a proxy for your shares (because the bank, broker or intermediary has either received instructions from you on one or more proposals, but not all, or has not received instructions from you but is entitled to vote on a particular “discretionary” matter) but does not indicate a vote for a particular proposal because the bank, broker or intermediary either does not have authority to vote on that proposal and has not received voting instructions from you or has discretionary authority to vote on a proposal but does not exercise it. “Broker non-votes” are not counted as votes for or against the proposal in question or as abstentions, nor are they counted to determine the number of votes present for the particular proposal. We do, however, count “broker non-votes” for the purpose of determining a quorum for the Annual Meeting.
Proposal 2 is considered to be a “discretionary” matter and, in the absence of your voting instructions, your bank, broker or other intermediary will be able to vote your shares for purposes of Proposal 2. The election of directors (Proposal 1) is not considered to be a “discretionary” matter and, if you do not provide voting instructions, your bank, broker or other intermediary will not be able to vote your shares in its discretion in the election of directors (Proposal 1).
Abstentions
We will not count shares that abstain from voting on a particular matter or shares represented by broker non-votes as votes cast on that matter. Accordingly, abstentions and broker non-votes will have no effect on the outcome of voting on the matters to be voted on at the Annual Meeting.
Discretionary Voting by Proxies on Other Matters
We do not know of any other proposals that may be presented at the Annual Meeting. If another matter is properly presented for consideration at the meeting, the persons named in the accompanying proxy card will exercise their discretion in voting on the matter.
Revocability of Proxies
Any stockholder giving a proxy has the power to revoke it at any time before it is exercised. You may revoke the proxy by delivering a written notice or other instrument revoking your proxy or a duly executed proxy bearing a later date to our Secretary at our principal executive offices, 111 Speen Street, Suite 410, Framingham, Massachusetts 01701 at any time prior to its exercise at the Annual Meeting. You may also revoke your proxy by voting in person at the Annual Meeting. If you do not revoke your proxy, we will vote the proxy at the Annual Meeting in accordance with the instructions indicated on your proxy card. If you own shares in “street name,” your bank, broker or other intermediary should provide you with appropriate instructions for changing your vote.
Voting Results
We will report the voting results from the Annual Meeting in a Current Report on Form 8-K, which we expect to file with the SEC within four business days after the Annual Meeting.

Expenses of Solicitation
We will bear the costs of soliciting proxies. We will, upon request, reimburse brokers, custodians and fiduciaries for reasonable out-of-pocket expenses incurred in forwarding proxy solicitation materials to the beneficial owners of stock held in their names. In addition to solicitations by mail, our directors, officers and employees may solicit proxies from stockholders in person or by other means of communication, including telephone, facsimile and e-mail, without additional remuneration.
PROPOSAL 1—ELECTION OF DIRECTORS
Our board of directors is divided into three classes, with one class being elected each year and members of each class holding office for a three-year term. We have three class II directors, whose terms expire at this Annual Meeting; three class III directors, whose terms expire at our 2016 annual meeting of stockholders; and three class I directors, whose terms expire at our 2017 annual meeting of stockholders. Our board of directors currently consists of eight members.
At this Annual Meeting, our stockholders will have an opportunity to vote for three nominees for class II directors: David J. Corrsin, George P. Sakellaris and Joseph W. Sutton, all of whom are currently directors of Ameresco. You can find more information about each of the nominees in “Corporate Governance—Our Board of Directors” below.
The persons named in the enclosed proxy card will vote to elect these three nominees as class II directors if you return a proxy in connection with the Annual Meeting, unless you withhold authority to vote for the election of one or more nominees by marking the proxy card to that effect. If elected, each of the nominees for class II director will hold office until the 2018 annual meeting of stockholders and until his successor is elected and qualified or until his earlier death, resignation or removal. Each of the nominees has indicated his willingness to serve if elected. However, if any nominee should be unable to serve, then either the persons named in the proxy card may vote the proxy for a substitute nominee if one is nominated by our board of directors, or we may maintain a vacancy on our board of directors until such time as our board of directors can find a suitable candidate to serve on the board, or our board of directors may reduce the number of directors.
Our board of directors recommends a vote FOR each of the three nominees for class II directors.
* * *
PROPOSAL 2—RATIFICATION OF THE SELECTION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee of our board of directors has selected McGladrey LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015. Although stockholder approval of our audit committee’s selection of McGladrey LLP is not required by law, we believe that it is advisable to give stockholders an opportunity to ratify this selection. If our stockholders do not ratify this selection, our audit committee will reconsider the selection. We expect that a representative of McGladrey LLP, which served as our independent registered public accounting firm for the fiscal year ended December 31, 2014, will be present at the Annual Meeting to respond to appropriate questions and to make a statement if he or she wishes.
Audit and Other Fees
The following table shows fees billed for professional services rendered to us by McGladrey LLP for our fiscal years 2013 and 2014:

	2013	2014
Audit Fees	$1,281,332	$1,227,953
Audit-Related Fees	61,329	37,297
Tax Fees	204,750	183,750
All Other Fees	18,025	19,570
Total	$1,565,436	$1,468,570
Audit Fees includes the aggregate fees billed or accrued for each of the last two fiscal years for professional services rendered by the independent auditors for the audit of our annual financial statements and review of financial statements included or incorporated by reference in our Registration Statements on Form S-8 and annual and quarterly reports filed with the SEC or services that are normally provided by the accountant in connection with other statutory and regulatory filings or engagements for those fiscal years.

Audit-Related Fees includes the aggregate fees billed in each of the last two fiscal years for services by the independent auditors that are reasonably related to the performance of the audits of the financial statements and are not reported above under Audit Fees.
Tax Fees includes the aggregate fees billed in each of the last two fiscal years for professional services rendered by the independent auditors for tax compliance, tax advice and tax planning.
All Other Fees includes the aggregate fees billed in each of the last two fiscal years for services by the independent auditors in connection with applying for grant awards from the U.S. Treasury Department under Section 1603 of the American Recovery and Reinvestment Act of 2009 for qualifying renewable energy projects.
Policy on Pre-Approval of Audit and Non-Audit Services
Before an accountant is engaged by us to render audit or non-audit services, the engagement is approved by our audit committee. From time to time, our audit committee may pre-approve specified types of services that are expected to be provided to us by our registered public accounting firm during the next 12 months. Any such pre-approval would be detailed as to the particular service or type of services to be provided and also generally would be subject to a maximum dollar amount.
Our audit committee may delegate the authority to approve any audit or non-audit services to be provided to us by our registered public accounting firm to one or more subcommittees (including a subcommittee consisting of a single member). Any approval of services by a subcommittee of our audit committee pursuant to this delegated authority is reported at the next meeting of our audit committee. The chairman of our audit committee has been delegated this authority.
Our board of directors recommends a vote FOR this proposal.
* * *
STOCK OWNERSHIP
The following table sets forth certain information regarding the beneficial ownership of our Class A and Class B Common Stock as of the close of trading on March 31, 2015 (except as noted below) by: each of our directors and nominees; each of our named executive officers; all of our directors and executive officers as a group; and each person, or group of affiliated persons, who is known by us to beneficially own more than five percent of our Class A or Class B Common Stock.
Percentage ownership calculations for beneficial ownership in the table below are based on 28,462,092 shares of Class A Common Stock and 18,000,000 shares of our Class B Common Stock outstanding as of March 31, 2015.
Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of shares to persons who possess sole or shared voting power or investment power with respect to our shares. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares subject to options, warrants or other rights held by such person that are currently exercisable or will become exercisable within 60 days of March 31, 2015 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.
Except as otherwise indicated in the footnotes to the table below, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The information presented in the table below is not necessarily indicative of beneficial ownership for any other purpose. Beneficial ownership representing less than one percent is denoted with an asterisk (*).
Percentage total voting power represents voting power of beneficially owned shares with respect to all shares of our Class A and Class B Common Stock, together as a single class. Each holder of Class A Common Stock is entitled to one vote per share of Class A Common Stock and each holder of Class B Common Stock is entitled to five votes per share of Class B Common Stock. Voting power of less than one percent is denoted with an asterisk (*).

	Class A Common Stock		Class B Common Stock		% Total Voting Power
Name	Shares	%	Shares	%
Directors, Nominees for Director and Executive Officers
George P. Sakellaris (1)	4,350,626	15.0%	18,000,000	100.0%	79.3%
David J. Anderson	500,000	1.8%	—	*	*
David J. Corrsin	1,098,872	3.9%	—	*	*
Douglas I. Foy (2)	67,000	*	—	*	*
Michael E. Jesanis (2)	68,000	*	—	*	*
Jennifer L. Miller	—
Joseph W. Sutton (3)	958,210	3.4%	—	*	*
Frank V. Wisneski (4)	102,035	*	—	*	*
Andrew B. Spence (5)	200,000	*	—	*	*
Joseph P. DeManche	204,220	*	—	*	*
Louis P. Maltezos (6)	239,050	*	—	*	*
Directors and executive officers as a group (12 persons) (7)	7,925,513	26.7%	18,000,000	100.0%	81.9%
Other Five Percent Stockholders
Samuel T. Byrne (8)	1,637,145	5.8%	—	*	1.4%
Neil Gagnon (9)	2,568,219	9.0%	—	*	2.2%
Arthur P. Sakellaris (10)	1,600,000	5.6%	—	*	1.4%

(1)
Includes: (i) 605,000 shares of Class A Common Stock issuable upon exercise of options that are exercisable within 60 days of March 31, 2015; and (ii) 56,230 shares of Class B Common Stock held by the Ameresco 2010 Annuity Trust, of which Mr. Sakellaris is trustee and the sole beneficiary. Also includes 925,000 shares of Class A Common held by the George P. Sakellaris 2012 Delaware Trust for which Mr. Sakellaris may be deemed the beneficial holder and to share voting and dispositive power; Mr. Sakellaris disclaims beneficial ownership of these shares. His address is c/o Ameresco, Inc., 111 Speen Street, Framingham, Massachusetts 01701.

(2)	Includes 58,000 shares of Class A Common Stock issuable upon the exercise of options that are exercisable within 60 days of March 31, 2015.

(3)
Consists of: (i) 10,000 shares of Class A Common Stock issuable upon exercise of options that are exercisable within 60 days of March 31, 2015; (ii) 49,040 shares of our Cass A common stock held jointly with Mr. Sutton’s wife; and (iii) 899,170 shares of our Class A Common Stock held by Sutton Ventures LP. Mr. Sutton is managing member of Sutton Ventures Group LLC, which is the general partner of Sutton Ventures LP.

(4)	Includes 42,000 shares of Class A Common Stock issuable upon the exercise of options that are exercisable within 60 days of March 31, 2015.

(5)	Includes 100,000 shares of Class A Common Stock issuable upon the exercise of options that are exercisable within 60 days of March 31, 2015.

(6)	Consists of shares of Class A Common Stock issuable upon the exercise of options that are exercisable within 60 days of March 31, 2015.

(7)
Includes 1,112,500 shares of Class A Common Stock issuable upon the exercise of options that are exercisable within 60 days of March 31, 2015. None of the shares owned or rights to acquire shares are held in a margin account or subject to a pledge.

(8)
Mr. Byrne’s address is c/o CrossHarbor Capital Partners LLC, One Boston Place, Suite 2300, Boston, Massachusetts 02108. Based solely on information as of December 31, 2012 contained in a Schedule 13G/A filed with the SEC by Mr. Byrne on February 14, 2013.

(9)
Mr. Gagnon is Principal, Gagnon Securities LLC, with an address:  1370 Avenue of the Americas, Suite 2400, New York, NY 10019.  Based solely on information as of December 31, 2014 contained in a Schedule 13G/A filed with the SEC by Mr. Gagnon on February 12, 2015.

(10)
Includes 1,200,000 shares held by AVS Holdings LLC, of which Mr. Sakellaris a member and a manager and for which he may be deemed the beneficial holder; Mr. Sakellaris disclaims beneficial ownership of these shares. His address is c/o Ameresco, Inc., 111 Speen Street, Framingham, Massachusetts 01701.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our Common Stock, or reporting persons, to file reports with the SEC disclosing their ownership of and transactions in our Common Stock and other equity securities. Whenever a reporting person files a report with the SEC, the reporting person is also required to send us a copy. Based solely on our review of reports that we have received from the reporting persons or written representations from such persons, we believe that all of the reporting persons complied with all Section 16(a) filing requirements during 2014.
CORPORATE GOVERNANCE
Our Board of Directors
In accordance with the terms of our restated certificate of incorporation and by-laws, our board of directors is divided into three classes, each of which consists, as nearly as possible, of one-third of the total number of directors constituting our entire board of directors and each of whose members serve for staggered three-year terms. As a result, only one class of our board of directors will be elected each year. The members of the classes are as follows:

•	the class I directors are David J. Anderson and Frank V. Wisneski, and their term expires at the 2017 Annual Meeting;

•	the class II directors are David J. Corrsin, George P. Sakellaris and Joseph W. Sutton, and their term expires at the 2015 Annual Meeting; and

•	the class III directors are Douglas I. Foy, Michael E. Jesanis and Jennifer L. Miller, and their term expires at the annual meeting of stockholders to be held in 2016.
Each director in a class will be eligible to be chosen as a nominee for a new three-year term at the annual meeting of stockholders in the year in which their term expires.
Below is information about each nominee for election as a class II director, as well as other members of our board of directors whose terms continue after the Annual Meeting. This information includes each director’s age as of March 31, 2015 and length of service as a director of Ameresco, his or her principal occupation and business experience for at least the past five years and the names of other publicly held companies or investment companies of which he or she has served as a director for at least the past five years.
In addition to the information presented below regarding each director’s specific experience, qualifications, attributes and skills that led our board of directors to the conclusion that he or she should serve as a director, we also believe that all of our directors have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to us.
There are no family relationships among any of our directors, nominees for director and executive officers.
Director Nominees for Terms Expiring in 2018 (Class II Directors)
David J. Corrsin, age 56, has served as our executive vice president, general counsel and secretary, as well as a director, since 2000. From 1996 to 2000, Mr. Corrsin was executive vice president of Public Power International, Inc., an independent developer of power projects in Europe and southern Asia. We believe that Mr. Corrsin is qualified to serve as a director because of his extensive experience with energy regulations, federal, state and local regulatory authorities and complex energy construction and financing projects, gained through more than 25 years of energy-related legal practice, and his more than 10 years of service as an executive officer of our company.
George P. Sakellaris, age 68, who is our principal stockholder, has served as chairman of our board of directors and our president and chief executive officer since founding Ameresco in 2000. Mr. Sakellaris previously founded Noresco, an energy services company, in 1989 and served as its president and chief executive officer until 2000. Noresco was acquired by Equitable Resources, Inc. in 1997. Mr. Sakellaris was a founding member and previously served as the president, and is currently a director, of the National Association of Energy Service Companies, a national trade organization representing the energy efficiency industry. We believe that Mr. Sakellaris is qualified to serve as a director because of his more than 30 years of experience in the energy services and renewable energy industries, his leadership experience, skill and familiarity with our business gained from serving as our chief executive officer for over a decade, as well as his experience developed through founding and serving as chief executive officer of two previous energy services companies.
Joseph W. Sutton, age 67, has served as a director since 2002. Since 2000, Mr. Sutton has been the manager of Sutton Ventures Group, LLC, an energy investment firm that he founded. In 2007, he founded and has since led Consolidated Asset Management Services, or CAMS, which provides asset management, operations and maintenance, information technology, budgeting, contract management and development services to power plant ventures, oil and gas companies, renewable energy companies and other energy businesses. From 1992 to November 2000, Mr. Sutton worked for Enron Corporation, an energy company, where he most recently served as vice chairman and as chief executive officer of Enron International. Mr. Sutton currently serves on the board of American Midstream GP, LLC, the general partner of American Midstream Partners, LP, an owner, operator, developer and acquirer of a diversified portfolio of midstream energy assets. We believe that Mr. Sutton is qualified to serve as a director because of his prior experience in the energy industry. For example, at both Sutton Ventures and CAMS, he has had significant experience in energy industry capital raising transactions, as well as in the ownership and management of, and the provision of advisory and other services to, a wide range of energy-related businesses. At Enron, Mr. Sutton was responsible for budgeting, financial reporting and planning for Enron’s international business unit and oversaw the development, construction, financing, operation and management of numerous energy projects.
Directors Whose Terms Expire in 2016 (Class III Directors)
Douglas I. Foy, age 68, has served as a director since May 2010. Since 2006, Mr. Foy has served as president of Serrafix Corporation, a provider of strategic consulting, financing and logistical support to energy efficiency projects, which he founded. From January 2003 to February 2006, Mr. Foy served as the first secretary of the Massachusetts Office for Commonwealth Development, where he oversaw the Executive Office of Transportation, the Executive Office of Environmental Affairs, the Department of Housing and Community Development and the Department of Energy Resources. Prior to his service with the Massachusetts Office for Commonwealth Development, Mr. Foy served for 25 years as president of the Conservation Law Foundation, an environmental advocacy organization. We believe that Mr. Foy is qualified to serve as a director because of his extensive leadership experience in environmental policy and the energy and sustainable development industries, including as president of Serrafix and the Conservation Law Foundation.
Michael E. Jesanis, age 58, has served as a director since April 2010. Since May 2013, Mr. Jesanis has served as Managing Director of HotZero LLC. Mr. Jesanis also serves as a principal of Serrafix Corporation, a position he has held since October 2007. From July 2004 to December 2006, Mr. Jesanis was president and chief executive officer of National Grid USA, a utility, where he had previously been chief financial officer. Mr. Jesanis currently serves on the board of directors of NiSource Inc., a utility holding company, and is a former director of National Grid plc, a utility company. We believe that Mr. Jesanis is qualified to serve as a director because of his extensive leadership experience in the energy, energy services and renewable energy industries, including as chief executive officer of National Grid USA.
Jennifer L. Miller, age 59, has served as a director since February 2015. Since January 2012, Ms. Miller has served as Executive Vice President and, since 2010, Chief Sustainability Officer of Sappi North America, the U.S. subsidiary of Sappi Limited, a producer of coated fine paper. From 2002 to January 2012, Ms. Miller held senior management positions at Sappi North America, including Executive Vice President – Strategic Marketing and Executive Vice President – Publishing. She also serves on the board of directors of Sappi Fine Paper North America. We believe that Ms. Miller is qualified to serve as a director because of her qualifications and experience, including in the energy utility industry, where she previously served as general counsel for a gas utility, and more recently her sustainability leadership role at a multi-national coated paper company. We believe her direct experience and understanding of how commercial/industrial enterprises evaluate and plan for energy efficiency initiatives are particularly valuable to the Board and management as they continue to develop strategies for the commercial/industrial market.
Directors Whose Terms Expire in 2017 (Class I Directors)
David J. Anderson, age 54, has served as our executive vice president, business development, as well as a director, since 2000. From 1992 to 2000, Mr. Anderson was a senior vice president at Noresco. We believe that Mr. Anderson is qualified to serve as a director because of his extensive knowledge of our business, gained through more than a decade as an executive officer, and his more than 25 years of experience in the energy services and renewable energy industries. We also believe that Mr. Anderson brings a deep understanding of operations and strategy in the energy services industry to our board of directors.

Frank V. Wisneski, age 68, has served as a director since 2011. Prior to retiring in 2001, Mr. Wisneski was a Partner and Senior Vice President at Wellington Management Company, L.P., an institutional asset manager serving clients globally, where he had worked since 1969. Since retiring, Mr. Wisneski has served as a trustee or director of several non-profit organizations. We believe that Mr. Wisneski is qualified to serve as a director because of his prior experience conducting financial and strategic analysis of companies, including emerging areas and companies, and establishing and building new investment products for institutional asset management clients. Since retiring, Mr. Wisneski has maintained a focus on financial and strategic analysis by serving on investment, finance and executive committees at several nonprofit organizations. We believe his experience analyzing companies to support investment decisions contributes a valuable viewpoint to our board.
Director Independence
A majority of our board of directors consists of “independent” directors. To be considered independent by our board of directors, a director must be independent as determined under Section 303A.02(b) of the NYSE Listed Company Manual and in our board of directors’ judgment, the director must not have a material relationship with Ameresco (either directly or as a partner, shareholder or officer of an organization that has a relationship with Ameresco).
Under Section 303A.02(b) of the NYSE Listed Company Manual, a director will qualify as “independent” if our board of directors affirmatively determines that he or she has no material relationship with Ameresco (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). Our board of directors has established corporate governance guidelines to assist it in determining whether a director has such a material relationship. Under these guidelines, a director is not considered to have a material relationship with Ameresco if he or she is independent under Section 303A.02(b) of the NYSE Listed Company Manual and he or she:

•
is an executive officer of another company which is indebted to us, or to which we are indebted, unless the total amount of either company’s indebtedness to the other is more than one percent of the total consolidated assets of the company he or she serves as an executive officer; or

•
serves as an officer, director or trustee of a tax exempt organization, unless our discretionary contributions to such organization are more than the greater of $1 million or two percent of that organization’s consolidated gross revenue.

In addition, under the corporate governance guidelines established by our board of directors, ownership of a significant amount of our stock, by itself, does not constitute a material relationship so long as such director is otherwise independent under Section 303A.02(b) of the NYSE Listed Company Manual.
For relationships not covered by the guidelines set forth above, the determination of whether a material relationship exists is made by the other members of the board of directors who are independent at the time of such determination.
Pursuant to applicable NYSE rules and our corporate governance guidelines, a director employed by us cannot be deemed to be an “independent director,” and consequently none of Messrs. Sakellaris, Corrsin or Anderson qualifies as an independent director.
Our board has determined that each of Ms. Miller and Messrs. Foy, Jesanis, Sutton and Wisneski meet the standards for being independent under Section 303A.02(b) of the NYSE Listed Company Manual and our corporate governance guidelines and that none of these directors has or had a material relationship with us.
Board Leadership Structure and Risk Oversight
George P. Sakellaris currently serves as both our chairman of the board and chief executive officer. Our board of directors does not have a policy regarding the separation of the roles of chairman and chief executive officer, as the board believes it is in our stockholders’ best interests that we make this determination based on an assessment of the current condition of our company and composition of the board. Our board of directors believes that having Mr. Sakellaris serve in both roles is in the best interests of our stockholders at this time because it makes the best use of Mr. Sakellaris’s extensive knowledge of the company and our industry, and fosters greater communication between management and the board of directors.
In light of the dual role played by Mr. Sakellaris in our corporate governance structure, we also have established a position of a lead independent director. Mr. Sutton is our lead director. Mr. Sutton is an independent director within the meaning of applicable NYSE rules. The duties of the lead director include the following:

•	chairing any meeting of our non-management or independent directors in executive session;

•	meeting with any director who is not adequately performing his or her duties as a member of our board of directors or any committee;

•
facilitating communications between other members of our board of directors and the chairman of our board of directors and/or the chief executive officer; however, each director is free to communicate directly with the chairman of our board of directors and with the chief executive officer;

•
monitoring, with the assistance of our general counsel, communications from stockholders and other interested parties and providing copies or summaries to the other directors as he considers appropriate;

•	working with the chairman of our board in the preparation of the agenda for each board of directors meeting and in determining the need for special meetings of the board of directors; and

•	otherwise consulting with the chairman of our board of directors and/or the chief executive officer on matters relating to corporate governance and the performance of our board of directors.
Our board of directors oversees our risk management processes directly and through its committees. Our management is responsible for risk management on a day-to-day basis. The role of our board and its committees is to oversee the risk management activities of management. Our audit committee focuses on financial risk, including internal control over financial reporting. Our corporate governance and nominating committee focuses on the management of risks associated with board organization, membership and structure, succession planning for our directors and executive officers and corporate governance. Finally, our compensation committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs.
Committees of our Board of Directors
Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. Each committee operates under a charter approved by our board of directors. Copies of each committee’s charter are posted on the Investor Relations section of our website, which is located at www.ameresco.com.
All of the members of our board’s three standing committees described below have been determined to be independent as defined under applicable NYSE rules and in the case of all members of the audit committee, the independence requirements set forth in Rule 10A-3 under the Exchange Act.
Audit Committee
The members of our audit committee are Messrs. Jesanis, Sutton and Wisneski. Our board of directors has determined that each of the current members of our audit committee satisfy the requirements for financial literacy under applicable NYSE and SEC rules and regulations. Mr. Jesanis is the chair of the audit committee and is also an “audit committee financial expert,” as defined by SEC rules and satisfies the financial sophistication requirements of applicable NYSE rules. Our audit committee assists our board of directors in its oversight of our accounting and financial reporting process and the audits of our financial statements.
The audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

•	overseeing the work of our registered public accounting firm, including through the receipt and consideration of reports from such firm;

•	reviewing and discussing with management and our registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	overseeing our internal audit function;

•	overseeing our risk assessment and risk management policies;

•	establishing policies regarding hiring employees from our registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our internal auditing staff, registered public accounting firm and management;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the audit committee report required by SEC rules to be included in our proxy statement for our annual meeting of stockholders.
Our audit committee met six times and did not act by written consent in 2014.
All audit services and all non-audit services, other than de minimis non-audit services, to be provided to us by our registered public accounting firm must be approved in advance by our audit committee. For more information regarding our audit committee, see “—Audit Committee Report” below.
Compensation Committee
The members of our compensation committee are Messrs. Foy, Jesanis and Sutton. Mr. Sutton is the chair of the compensation committee. Our compensation committee assists our board of directors in the discharge of its responsibilities relating to the compensation of our executive officers. The compensation committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to CEO compensation;

•	determining our CEO’s compensation;

•	reviewing and approving, or making recommendations to our board of directors with respect to, the compensation of our other executive officers;

•	overseeing an evaluation of our senior executives;

•	overseeing and administering our cash and equity incentive plans;

•	reviewing and making recommendations to our board of directors with respect to director compensation;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis” required by SEC rules; and

•	preparing the compensation committee report required by SEC rules, which is included below under “Executive Compensation and Related Information—Compensation Committee Report.”
The processes and procedures followed by our compensation committee in considering and determining executive compensation are described under “Executive Compensation and Related Information—Compensation Discussion and Analysis” below.
The compensation committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation. For further information, see “Executive Compensation and Related Information—Compensation Discussion and Analysis” below. Additionally, the compensation committee may delegate authority to one or more subcommittees as it deems appropriate.
Our compensation committee met twice and acted once by written consent in 2014.
Nominating and Corporate Governance Committee
The members of our nominating and corporate governance committee are Ms. Miller and Messrs. Foy and Wisneski. Mr. Wisneski is the chair of the nominating and corporate governance committee. The nominating and corporate governance committee’s responsibilities include:

•	identifying individuals qualified to become members of our board of directors;

•	recommending to our board of directors the persons to be nominated for election as directors and to each of the committees of our board of directors;

•	reviewing and making recommendations to our board of directors with respect to our board of directors’ leadership structure;

•	reviewing and making recommendations to our board of directors with respect to management succession planning;

•	developing and recommending to our board of directors corporate governance principles; and

•	overseeing an annual evaluation of our board of directors.

Our nominating and corporate governance committee met twice and did not act by written consent in 2014.
The processes and procedures followed by our nominating and corporate governance committee in identifying and evaluating director candidates are described below under the heading “—Director Nomination Process.”
Board Meetings and Attendance
Our board of directors met five times and did not act by written consent in 2014. During 2014, each director attended at least 75% of the aggregate number both of board meetings and of meetings held by all committees on which he then served.
Director Attendance at Annual Meeting
Our corporate governance guidelines provide that directors are responsible for attending each annual meeting of our stockholders. At our annual meeting of stockholders in 2014, seven of our eight directors attended in person.
Director Compensation
None of Messrs. Sakellaris, Anderson or Corrsin, each an executive officer, has ever received any compensation in any form in connection with his service as a director. The compensation that we pay to Mr. Sakellaris and Mr. Anderson in their capacities as our executive officers is discussed below under “Executive Compensation and Related Information—Compensation Discussion and Analysis.”
We do provide compensation and expense reimbursement for reasonable travel and other expenses incurred in connection with attending board of director, committee and stockholder meetings to our non-employee directors. Ms. Miller and Messrs. Foy, Jesanis, Sutton and Wisneski are our non-employee directors.
The following summarizes the terms of our non-employee director program, as most recently amended in 2012.
Cash Compensation. Each non-employee director receives a $25,000 annual retainer. The chair of the audit committee receives an additional annual retainer of $12,000; the chair of the compensation committee receives an additional annual retainer of $8,000; and the chair of the nominating and corporate governance committee receives an additional annual retainer of $6,000. Each non-employee director, other than the chair, who serves on the audit committee receives an additional $2,500 annual retainer; each non-employee director, other than the chair, who serves on the compensation committee receives an additional $2,000 annual retainer; and each non-employee director, other than the chair, who serves on the nominating and corporate governance committee receives an additional annual retainer of $1,000. Each non-employee director receives $1,000 for each board meeting or committee meeting (if not on the same day as a board meeting) he or she attends, whether in person or by telephone conference call.
Equity Compensation. Upon his or her initial election to the board of directors, each non-employee director is granted an option to purchase 40,000 shares of our Class A Common Stock. On the date of each annual meeting of stockholders other than in the year of his or her initial election, each non-employee director receives an option to purchase 10,000 shares of our Class A Common Stock. Both the initial and annual options become exercisable as to 20% of the shares subject to the option on each of the first five anniversaries of the option grant date, subject to the director’s continued service on our board of directors. All such options have an exercise price equal to the fair market value of the Class A Common Stock on the date of grant and become exercisable in full upon a change in control of Ameresco.
Employee directors are not compensated for their service on our board of directors.

The following table sets forth information regarding compensation earned by our non-employee directors during 2014; Ms. Miller is omitted because she did not join our Board until February 2015

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
William M. Bulger (2)	18,500	0	18,500
Douglas I. Foy (3)	37,000	35,168	72,168
Michael E. Jesanis (4)	52,000	35,168	87,168
Joseph W. Sutton (5)	48,500	35,168	83,668
Frank V. Wisneski (6)	44,500	35,168	79,668

(1)
Value is equal to the aggregate grant date fair value of stock options computed in accordance with FASB ASC Topic 718. These amounts do not represent the actual amounts paid to or realized by the director with respect to these option grants. The assumptions used by us with respect to the valuation of option awards are the same as those set forth in Note 10 to our consolidated financial statements included in our annual report on Form 10-K filed with the SEC on March 6, 2015.

(2)	Mr. Bulger’s term as a director ended in May 2014.

(3)
Mr. Foy held options to purchase 40,000 shares, 10,000 shares, 10,000 shares, 10,000 shares and 10,000 shares of our Class A Common Stock with exercise prices of $13.05 per share, $14.81 per share, $10.75 per share, $8.39 per share and $6.70 per share, respectively, as of December 31, 2014.

(4)
Mr. Jesanis held options to purchase 40,000 shares, 10,000 shares, 10,000 shares, 10,000 shares and 10,000 shares of our Class A Common Stock with exercise prices of $13.05 per share, $14.81 per share, $10.75 per share, $8.39 per share and $6.70 per share, respectively, as of December 31, 2014.

(5)
Mr. Sutton held options to purchase 10,000 shares, 10,000 shares and 10,000 shares of our Class A Common Stock with an exercise price of $10.75 per share, $8.39 per share and $6.70 per share, respectively, as of December 31, 2014.

(6)
Mr. Wisneski held options to purchase 40,000 shares, 10,000 shares, 10,000 shares and 10,000 shares of our Class A Common Stock with exercise prices of $14.81 per share $10.75 per share, $8.39 per share and $6.70 per share, respectively, as of December 31, 2014.

Director Stock Ownership Guidelines
Our board of directors has adopted stock ownership guidelines for our non-employee directors. Each non-employee director is expected to own 2,000 shares of our Class A Common Stock by the first anniversary of his or her initial election as a director, 4,000 shares of by the second anniversary, 6,000 shares by the third anniversary, 8,000 shares by the fourth anniversary, and 10,000 shares by the fifth anniversary and thereafter.
Director Nomination Process
The process followed by our nominating and corporate governance committee to identify and evaluate director candidates includes requests to board members and others for recommendations, conferring from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the nominating and corporate governance committee, the board of directors and members of senior management. The nominating and corporate governance committee also has the authority to retain the services of an executive search firm to help identify and evaluate potential director candidates.
In considering whether to recommend any particular candidate for inclusion in the board of directors’ slate of recommended director nominees, our nominating and corporate governance committee applies the criteria set forth in our corporate governance guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. The nominating and corporate governance committee also considers diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. The committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for any prospective nominee. Our board of directors believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow it to fulfill its responsibilities.

When recommending to the board of directors the nominees for election as directors, our nominating and corporate governance committee shall consider candidates proposed by stockholders and shall apply the same criteria, and shall follow substantially the same process in considering them, as it does in considering other candidates. To recommend director candidates for consideration by the nominating and corporate governance committee of our board of directors, a stockholder must send a written notice to our corporate secretary at the address under “Miscellaneous—Stockholder Proposals” below. Our bylaws specify the information that must be included in any such notice, including the stockholder’s name, address and number of shares of Ameresco stock held, as well as the candidate’s name, age, address, principal occupation and number of shares of Ameresco stock. If a stockholder would like a candidate to be considered for inclusion in the proxy statement for our 2016 annual meeting, the stockholder must follow the procedures for stockholder proposals outlined under “Miscellaneous—Stockholder Proposals” below. You can find more detailed information on our process for selecting board members and our criteria for board nominees in the corporate governance guidelines posted on the “Investor Relations” section of our website, which is located at www.ameresco.com.
Alternatively, our bylaws provide that stockholders may nominate director candidates for consideration at the 2016 annual meeting directly without approval of the nominating and corporate governance committee. In order to nominate candidates directly, stockholders must follow the procedures outlined under “Miscellaneous—Stockholder Proposals” below.
Communicating with our Board of Directors
Our board of directors will give appropriate attention to written communications that are submitted by stockholders and other interested parties, and will respond if and as appropriate. Our lead director, subject to the advice and assistance of our general counsel, is primarily responsible for monitoring communications from stockholders and other interested parties and for providing copies or summaries to the other directors as he considers appropriate.
Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the lead director considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we receive repetitive or duplicative communications.
Stockholders and other interested parties who wish to send communications on any topic to our board should address such communications to: Board of Directors, c/o Secretary, Ameresco, Inc., 111 Speen Street, Suite 410, Framingham, Massachusetts 01701.
Corporate Governance Materials
Our board of directors has adopted corporate governance guidelines to assist the board in the exercise of its duties and responsibilities and to serve the best interests of our company and our stockholders. These guidelines, which provide a framework for the conduct of our board’s business, provide that:

•	our board’s principal responsibility is to oversee the management of Ameresco;

•	a majority of the members of our board of directors shall be independent directors;

•	the non-management directors meet regularly in executive session;

•	directors have full and free access to management and employees of our company, and the right to hire and consult with independent advisors at our expense;

•	new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	at least annually, our board of directors and its committees will conduct self-evaluations to determine whether they are functioning effectively.
We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. A copy of the code of business conduct and ethics is posted on the Investor Relations section of our website, which is located at www.ameresco.com. In addition, we intend to post on our website all disclosures that are required by law or applicable NYSE listing standards concerning any amendments to, or waivers from, any provision of the code.

Complete copies of our corporate governance guidelines, code of business conduct and ethics and the charters for our audit, compensation and nominating and corporate governance committees are available on the Investor Relations section of our website, which is located at www.ameresco.com. Alternatively, you may request a copy of any of these documents free of charge by writing to:
Ameresco, Inc.
111 Speen Street, Suite 410
Framingham, Massachusetts 01701
Attention: Investor Relations Department
Audit Committee Report
The audit committee has reviewed and discussed with our management our audited consolidated financial statements for the year ended December 31, 2014. The audit committee has also reviewed and discussed with McGladrey LLP, our independent registered public accounting firm, our audited consolidated financial statements and the matters required by Statement on Auditing Standards No. 16–Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board.
The audit committee has also received from McGladrey LLP the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. The audit committee has discussed with McGladrey LLP the matters disclosed in the letter and its independence with respect to Ameresco, including a review of audit and non-audit fees and services, and concluded that McGladrey LLP is independent.
Based on its discussions with management and McGladrey LLP, and its review of the representations and information referred to above provided by management and McGladrey LLP, the audit committee recommended to the board of directors that Ameresco’s audited consolidated financial statements be included in Ameresco’s annual report on Form 10-K for the year ended December 31, 2014 for filing with the SEC.
By the Audit Committee
of the Board of Directors of Ameresco, Inc.
Michael E. Jesanis, Chairman
Joseph W. Sutton
Frank V. Wisneski
Compensation Committee Interlocks and Insider Participation
None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our board of directors or our compensation committee. None of the members of our compensation committee is an officer or employee of our company, nor have they ever been an officer or employee of our company.

EXECUTIVE COMPENSATION AND RELATED INFORMATION
Compensation Discussion and Analysis
This section discusses the material elements of our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our executive officers and is intended to place in perspective the data presented in the tables and narrative that follow.
During 2014, we continued reviewing all elements of our executive compensation program, including the function and design of our annual incentive bonus and equity incentive programs. We also continued to evaluate the need for revisions to our executive compensation program to ensure our program is competitive with the companies with which we compete for executive talent and is appropriate for a public company, including the extent to which our compensation policies will reward the achievement of long-term operating and strategic goals and could serve to encourage taking excessive risk.
Overview of Executive Compensation Process
Roles of Our Board, Chief Executive Officer and Compensation Committee in Compensation Decisions. Our compensation committee oversees our executive compensation program. Our compensation committee, either as a committee or together with the other independent directors, makes all compensation decisions regarding our chief executive officer. Our chief executive officer may make recommendations to the compensation committee regarding the compensation of our executive officers other than the chief executive officer, but the compensation committee either makes all compensation decisions regarding our other executive officers or makes recommendations concerning executive compensation to our board of directors, with the independent directors making such decisions. Our chief executive officer is not present for compensation committee or board discussions regarding his compensation; similarly, no other executive officers are present for compensation committee or board discussions regarding other executive officer compensation.
Competitive Market Data and Use of Compensation Consultants. Historically, we have not formally benchmarked our executive compensation against compensation data of a peer group of companies, but rather have relied on the business judgment and experience in the energy services and engineering consulting industries of our chief executive officer and our executive management team. We have developed substantial information about compensation practices and levels at comparable companies through extensive recruiting, networking and industry research. Our compensation committee may elect to engage an independent compensation consulting firm to provide advice regarding our executive compensation program and general information regarding executive compensation practices in our industry, but it has not done so through 2014. Although the compensation committee would consider such a compensation firm’s advice in establishing and approving the various elements of our executive compensation program, the compensation committee would ultimately make its own decisions, or make recommendations to our board of directors, about these matters.
Objectives and Philosophy of Our Executive Compensation Program. Our primary objective with respect to executive compensation is to attract, retain and motivate highly talented individuals who have the skills and experience to successfully execute our business strategy. Our executive compensation program is designed to:

•	reward the achievement of our annual and long-term operating and strategic goals;

•	recognize individual contributions;

•	align the interests of our executives with those of our stockholders by rewarding performance that meets or exceeds established goals, with the ultimate objective of increasing stockholder value; and

•	retain and build our executive management team.
To achieve these objectives, our executive compensation program ties a portion of each executive’s overall compensation—annual incentive bonuses—to key corporate financial goals and to individual goals. From time to time we have also provided a portion of our executive compensation in the form of restricted stock and option awards that vest over time. We believe this approach helps to retain our executive officers and aligns their interests with those of our stockholders by allowing them to participate in our long-term performance as reflected in the trading price of shares of our Class A Common Stock.
Elements of Our Executive Compensation Program. The primary elements of our executive compensation program are:

•	base salaries;

•	annual incentive bonuses;

•	equity incentive awards; and

•	other employee benefits.
We have not adopted any formal or informal policies or guidelines for allocating compensation among these elements.
Base Salaries. We use what we believe to be competitive base salaries to attract and retain qualified candidates to help us achieve our growth and performance goals. Base salaries are intended to recognize an executive officer’s immediate contribution to our organization, as well as his or her experience, knowledge and responsibilities.
Our compensation committee annually evaluates and considers adjustments to executive officer base salary levels based on factors determined to be relevant, including:

•	the executive officer’s skills and experience;

•	the particular importance of the executive officer’s position to us;

•	the executive officer’s individual performance;

•	the executive officer’s growth in his or her position; and

•	base salaries for comparable positions within our company and at other companies.
Although it has not done so through 2014, the compensation committee may in the future obtain the input of a compensation firm and peer group benchmarking data in making any adjustments to executive officer base salary levels.
In 2014, our compensation committee approved increases in the base salaries for each of Messrs. Spence, Anderson, DeManche and Maltezos by 3%, 6%, 5%, and 7%, respectively, all effective as of May 1, 2014. The increases were both in recognition of the performance of such executive officers during 2013 evaluated in light of the extensive market disruption we experienced during 2013; and also to encourage retention in light of recent salary increases and bonus payouts. In the case of Mr. Maltezos, the increase also was in recognition of his having assumed responsibility for our Northwest region.
For Mr. Sakellaris, our compensation committee recommended and our independent directors approved, an option award of 25,000 shares rather than an increase in base salary, as this recognized his efforts to lead the company through a protracted market disruption and expand its offerings while tying realization of the benefits to an improvement in shareholder value.
Annual Incentive Bonus Program. We maintain an incentive bonus program in which all of our executive officers, as well as most of our other full-time employees, participate. These annual incentive bonuses are intended to compensate our executive officers for our achievement of corporate financial goals, as well as individual performance goals.
For 2014, as in past years, the maximum total amount payable under our incentive bonus program, or our total bonus pool, was determined based on our performance with respect to corporate financial and qualitative operational goals. The corporate financial goals for 2014 consisted of adjusted EBITDA from ongoing operations, revenue and year-end contracted backlog. The qualitative operational goal related to project execution. The target and relative weight for each of these goals assigned for 2014 are set forth in the table below:

Goal	Target	Weight Assigned for 2014
Adjusted EBITDA from ongoing operations	$50 million	50%
Revenue	$630-650 million	25%
Year-end contracted backlog	$500-550 million	15%
Project execution	no adjustments	10%
Total		100%
These weights and the specific targets were established by the independent members of our board of directors based on the recommendation of our compensation committee and with input from our chief executive officer and other executive officers. The goals were based on our historical operating results and growth rates, as well as our expected future results, and were designed to require significant effort and operational success on the part of our company.
The total bonus pool under our incentive bonus program can be up to ten percent of our adjusted EBITDA from continuing operations for 2014, with the actual percentage based on our performance against the corporate financial goals and qualitative operational measure. The total bonus pool payable under this program was determined based on our actual performance against the goals described above, provided that the aggregate weighted achievement based on actual performance for all goals exceeds 80%.
The total bonus pool is determined using a formula designed to yield the following results:

Aggregate Weighted Achievement Based on Actual Performance	Bonus Pool as a Percentage of Adjusted EBITDA from Ongoing Operations
Less than 80%	0%
80%	2%
85%	4%
90%	6%
95%	8%
100%	10%
The table below shows, for each of the goals used in calculating the total bonus pool available under our 2014 incentive bonus program, the specific target, our actual performance against that target (for corporate financial goals) and the actual contribution of each goal’s achievement to aggregate weighted achievement based on the relative weights assigned:

Goal	Target	Result	Achievement Percentage Contribution*
Adjusted EBITDA from ongoing operations**	$50 million	$38.5 million	38.5%
Revenue	$630-650 million	$593 million	23%
Year-end contracted backlog	$500-550 million	$386 million	11%
Project execution	no adjustments	n/a	5%
Aggregate weighted achievement			77.5%

*	Determined using the midpoint of the target range for each of the revenue and year-end contracted backlog goal.

**
This may differ from adjusted EBITDA as reported from time to time in our financial releases and other filings with the SEC because this measure may exclude certain items that we consider to be non-recurring in nature.

Because aggregate weighted achievement based on actual performance was not achieved at 80%, no bonus pool was payable under this program for 2014.
The corporate goals described above serve as threshold goals that must be achieved at the required level for any amounts to be payable to any participant under our incentive bonus program. In addition to these corporate, members of management, including each of our executive officers, were assigned individual performance goals near the beginning of fiscal 2014. For Mr. Sakellaris, the corporate financial and qualitative operational goals discussed above also serve as his individual performance goals. For all of our other executive officers, these individual goals were set by the compensation committee, taking into account discussions with our chief executive officer.
Each participant in the 2014 incentive bonus program was assigned a maximum bonus, expressed as a percentage of his or her annual base salary. As in past years, in 2014 the maximum bonus payment for our chief executive officer was 50% of his base salary; and for each of our other executive officers, the maximum bonus payment was 40% of his base salary.
Because no bonus pool was payable under this program for 2014, no amounts were paid to any of our executive officers.
Our compensation committee, or our board of directors based on recommendations from our compensation committee, is responsible for establishing and administering our annual incentive bonus program for executive officers.
Equity Incentive Awards. Our equity incentive award program is the primary vehicle for offering long-term incentives to our executive officers. To date, equity incentive awards to our executive officers have been made in the form of restricted stock awards and stock options, with options being the primary form of equity grants in recent years. We believe that equity incentive awards:

•	provide our executive officers with a strong link to our long-term performance by enhancing their accountability for long-term decision making;

•	help balance the short-term orientation of our annual incentive bonus program;

•	create an ownership culture by aligning the interests of our executive officers with the creation of value for our stockholders; and

•	further our goal of executive retention.
Employees who are considered important to our long-term success are eligible to receive equity incentive awards, which generally vest over five years.
Our compensation committee has the authority to make equity awards to our executive officers and to administer our equity compensation plans. During 2014, our compensation committee recommended and our independent directors approved an option award of 25,000 shares to Mr. Sakellaris in lieu of an increase in base salary, as discussed above.
We do not have any equity ownership guidelines or requirements for our executive officers.
Other Compensation. Since before we became public in 2010, we have permitted Mr. Sakellaris personal exclusive use of a company-owned vehicle. During 2014, we replaced that vehicle with a new one. Our compensation committee recommended and our independent directors approved continuing to permit Mr. Sakellaris personal exclusive use of the new company-owned vehicle in recognition of his extensive travel to meetings and events on our behalf.
Other Employee Benefits. We maintain broad-based benefits that are provided to all employees, including our 401(k) retirement plan, flexible spending accounts, medical and dental care plans, life insurance, short- and long-term disability policies, vacation and company holidays. Our executive officers are eligible to participate in each of these programs on the same terms as non-executive employees; however, employees at the director level and above are eligible for life insurance coverage equal to three times (rather than twice) their annual base salary.
Risk Considerations in our Compensation Program. We do not believe that any risks arising from our employee compensation policies and practices are reasonably likely to have a material adverse effect on our company. In addition, we do not believe that the mix and design of the components of our executive compensation program encourage management to assume excessive risks.
Tax Considerations. Section 162(m) of the Code generally disallows a tax deduction for compensation in excess of $1.0 million paid by a public company to its chief executive officer and to each other officer (other than its chief executive officer and chief financial officer) whose compensation is required to be reported to stockholders by reason of being among the three other most highly paid executive officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We will periodically review the potential consequences of Section 162(m) on the various elements of our executive compensation program, and we generally intend to structure the equity incentives component of our executive compensation program, where feasible, to comply with the exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, our board of directors or compensation committee may, in its judgment, authorize compensation payments that do not comply with the Section 162(m) exemptions when it believes that such payments are appropriate to attract and retain executive talent.
Section 409A of the Code applies to plans, agreements and arrangements that provide for the deferral of compensation, and imposes penalty taxes on employees if those plans, agreements and arrangements do not comply with Section 409A. We have sought to structure our executive compensation arrangements to be exempt from, or comply with, Section 409A.
Pledging and Hedging Transactions. We have an insider trading policy that prohibits executive officers from purchasing Ameresco securities on margin, borrowing against Ameresco securities held in a margin account, or pledging Ameresco securities as collateral for a loan. An exception may be granted, however, under the policy for pledging Ameresco securities as collateral for a loan where the executive officer clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Our insider trading policy also prohibits executive officers from engaging in short sales of Ameresco securities, including short sales “against the box” or in purchases or sales of puts, calls or other derivative securities based on Ameresco securities.
Advisory Vote on Executive Compensation
At the 2011 annual meeting of our stockholders, 93.9% of the votes cast were in favor of holding an advisory vote on executive compensation every three years. At each of the 2011 and 2014 annual meetings, fewer than 250,000 of the votes cast on the advisory vote on executive compensation proposal were cast against our executive compensation policies. In light of these results, our compensation committee has determined to continue its measured, thorough review of all elements of our executive compensation program, including the function and design of our annual incentive bonus and equity incentive programs, without significant change of our executive compensation program during 2014. Further, our board of directors determined following the 2011 annual meeting of our stockholders and continues to believe that our stockholders should vote on a say-on-pay proposal every three years. Accordingly, the next say-on-pay advisory vote will be taken at our 2017 annual meeting of stockholders. We also will next hold an advisory vote on the frequency of future executive compensation advisory votes at our 2017 annual meeting.
Compensation Committee Report
The compensation committee has reviewed and discussed the foregoing compensation discussion and analysis with management and, based on this review and discussion, the compensation committee recommended to the board of directors that the compensation discussion and analysis be included in this proxy statement.
By the Compensation Committee
of the Board of Directors of Ameresco, Inc.
Joseph W. Sutton, Chairman
Douglas I. Foy
Michael E. Jesanis

Executive Compensation
Summary Compensation Table
The following table sets forth information regarding compensation earned by our chief executive officer, our chief financial officer and our three next most highly compensated other executive officers during our fiscal years ended December 31, 2014, 2013 and 2012. We refer to these individuals as our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)	All Other Compensation ($)(1)	Total ($)
George P. Sakellaris (2)	2014	550,000	—	87,920	27,016	664,936
President and	2013	550,000	—	—	17,411	567,411
Chief Executive Officer	2012	530,769	—	—	17,871	548,640

Andrew B. Spence (3)	2014	240,332	—	—	15,306	255,638
Vice President and	2013	234,080	—	—	14,794	248,874
Chief Financial Officer	2012	227,615	—	—	15,054	242,669

David J. Anderson (2)(3)	2014	306,454	—	—	16,401	322,855
Executive Vice President,	2013	289,990	—	—	16,130	306,119
Business Development	2012	275,748	—	—	16,554	292,302

Joseph P. DeManche (3)	2014	299,026	—	—	16,382	315,408
Executive Vice President,	2013	284,787	—	—	16,122	300,908
Engineering and Operations	2012	270,800	—	—	16,538	287,338

Louis P. Maltezos (3)	2014	297,142	—	—	16,362	313,504
Executive Vice President and	2013	279,387	—	—	16,113	295,500
General Manager, Central Region

(1)
The amounts reported in All Other Compensation reflect, for each named executive officer, the amount we contributed to our 401(k) plan and the dollar value of life and, for years before 2013, disability insurance premiums we paid, as applicable and detailed below. Internal reporting improvements in 2013 permit separately identifying life from disability insurance premiums, and thus disability insurance premiums are excluded for 2013 and 2014. For Mr. Sakellaris, the amount reported also includes the incremental cost of a company-owned vehicle of which he has personal exclusive use, including insurance premiums, excise taxes and depreciation.

Name	Year	Matched 401(k) Contributions ($)	Group Life and Disability Insurance ($)	Use of Company-Owned Vehicle ($)	Total ($)
George P. Sakellaris	2014	15,300	1,308	10,408	27,016
	2013	15,300	886	1,225	17,411
	2012	15,000	1,721	1,150	17,871

Andrew B. Spence	2014	14,398	908	—	15,306
	2013	14,051	743	—	14,794
	2012	13,657	1,397	—	15,054

David J. Anderson	2014	15,300	1,101	—	16,401
	2013	15,300	830	—	16,130
	2012	15,000	1,554	—	16,554

Joseph P. DeManche	2014	15,300	1,082	—	16,382
	2013	15,300	822	—	16,122
	2012	15,000	1,538	—	16,538

Louis P. Maltezos	2014	15,300	1,062	—	16,362
	2013	15,300	813	—	16,113

(2)	Messrs. Sakellaris and Anderson also are members of our board of directors, but neither of them receives any additional compensation in his capacity as a director.

(3)	Salary for 2014 for each of Messrs. Spence, Anderson, DeManche and Maltezos have been prorated to reflect the portion of the year for which increases were in effect, from and after May 1, 2014.

Grants of Plan-Based Awards in 2014
The following table sets forth information regarding grants of compensation in the form of plan-based awards during the fiscal year ended December 31, 2014 to our named executive officers.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
George P. Sakellaris	5/22/14	25,000	6.70	87,920
Andrew B. Spence	—	—	—	—
David J. Anderson	—	—	—	—
Joseph P. DeManche	—	—	—	—
Louis P. Maltezos	—	—	—	—

(1)
Value is equal to the aggregate grant date fair value of stock options computed in accordance with FASB ASC Topic 718. This amount does not represent the actual amount paid to or realized by the executive officer with respect to this option grant. The assumptions used by us with respect to the valuation of option awards are the same as those set forth in Note 10 to our consolidated financial statements included in our annual report on Form 10-K filed with the SEC on March 6, 2015.

Outstanding Equity Awards at Fiscal Year End
The following table sets forth information regarding outstanding stock options held by our named executive officers as of December 31, 2014.

	Option Awards (1)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
George P. Sakellaris	600,000	—	6.055	9/30/2019
	—	25,000	6.700	5/21/2024
Andrew B. Spence	100,000	—	3.250	7/26/2016
David J. Anderson	—	—	—	—
Joseph P. DeManche	—	—	—	—
Louis P. Maltezos	139,050	—	4.220	7/25/2017
	100,000	—	6.055	7/22/2019

(1)
All option awards with an expiration date in or before 2010 and listed in this table were granted under the 2000 stock plan; the remainder were granted under the 2010 stock plan. Each option not fully vested listed above vests as to 20% of the shares on each of the first five anniversaries of the grant date.

Option Exercises and Stock Vested
None of our named executive officers exercised any options during the fiscal year ended December 31, 2014.

Potential Payments Upon Termination or Change of Control
We have no severance agreements with any of our named executive officers. In addition, our 2010 stock plan, unlike its predecessor 2000 stock plan, does not provide for acceleration of options in connection with any termination events. Accordingly, there are no potential payments in respect of termination to report for any of our named executive officers.
Stock Option and Other Compensation Plans
2010 Stock Incentive Plan
The 2010 stock plan, which became effective upon the closing of our initial public offering, was adopted by our board of directors in May 2010 and approved by our stockholders in June 2010. The 2010 stock plan provides for the grant of incentive stock options, non-statutory stock options, restricted stock awards and other stock-based awards; 10,000,000 shares of our Class A Common Stock are reserved for issuance under the 2010 stock plan.
Our employees, officers, directors, consultants and advisors are eligible to receive awards under the 2010 stock plan; however, incentive stock options may only be granted to our employees. The maximum number of shares of our Class A Common Stock with respect to which awards may be granted to any participant under the 2010 stock plan is 2,000,000 per year.
In accordance with the terms of the 2010 stock plan, our board of directors has authorized our compensation committee to administer the 2010 stock plan. Pursuant to the terms of the 2010 stock plan, our compensation committee will select the recipients of awards and determine:

•	the number of shares of our Class A Common Stock covered by the award and the dates upon which the award will vest;

•	with respect to options, the exercise price and period of exercise; and

•	with respect to restricted stock and other stock-based awards, the terms and conditions of such awards, including conditions for repurchase, issue price and repurchase price.
Upon a merger or other reorganization event, our board of directors may, in its sole discretion, take any one or more of the following actions pursuant to the 2010 stock plan as to some or all outstanding awards:

•	provide that all outstanding awards shall be assumed or substituted by the successor corporation;

•
upon written notice to a participant, provide that the participant’s unexercised options or awards will terminate immediately prior to the consummation of such transaction unless exercised by the participant;

•	provide that outstanding awards will become exercisable, realizable or deliverable, or restrictions applicable to an award will lapse, in whole or in part, prior to or upon the reorganization event;

•
in the event of a reorganization event pursuant to which holders of our Class A Common Stock will receive a cash payment for each share surrendered in the reorganization event, make or provide for a cash payment to the participants equal to the excess, if any, of the acquisition price times the number of shares of our Class A Common Stock subject to such outstanding awards (to the extent then exercisable at prices not in excess of the acquisition price), over the aggregate exercise price of all such outstanding awards and any applicable tax withholdings, in exchange for the termination of such awards; and

•	provide that, in connection with a liquidation or dissolution, awards convert into the right to receive liquidation proceeds.
Upon the occurrence of a reorganization event other than a liquidation or dissolution, the repurchase and other rights under each outstanding restricted stock award will continue for the benefit of the successor company and will, unless the board of directors may otherwise determine, apply to the cash, securities or other property into which our Class A Common Stock is converted pursuant to the reorganization event. Upon the occurrence of a reorganization event involving a liquidation or dissolution, all conditions on each outstanding restricted stock award will automatically be deemed terminated or satisfied, unless otherwise provided in the agreement evidencing the restricted stock award.
No award may be granted under the 2010 stock plan after 2020. Our board of directors may amend, suspend or terminate the 2010 stock plan at any time, except that stockholder approval will be required to comply with applicable law or NYSE requirements.

401(k) Retirement Plan
We maintain a 401(k) retirement plan that is intended to be a tax-qualified defined contribution plan under Section
401(k) of the Code. In general, all of our employees are eligible to participate upon commencement of their employment. The 401(k) plan includes a salary deferral arrangement pursuant to which participants may elect to reduce their current compensation by up to the statutorily prescribed limit, equal to $17,500 in 2014, plus $5,500 for those age 50 and over, and have the amount of the reduction contributed to the 401(k) plan. We currently match on a per payroll basis up to 100% of the first six percent of base compensation and commissions that a participant contributes to his or her 401(k) plan, up to $15,600 in 2014, subject to certain time of service and other eligibility conditions.
Limitation of Liability and Indemnification
As permitted by Delaware law, we have included provisions in our restated certificate of incorporation that limit or eliminate the personal liability of our directors to the maximum extent permitted by Delaware law. Our directors will not be personally liable for monetary damages for breaches of their fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any unlawful payments related to dividends or unlawful stock repurchases, redemptions or other distributions; or

•	any transaction from which the director derived an improper personal benefit.
These limitations do not affect the availability of equitable remedies, including injunctive relief or rescission. Any amendment to or repeal of these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to such amendment or repeal. If Delaware law is amended to authorize the further elimination or limiting of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law as so amended.
As permitted by Delaware law, our restated certificate of incorporation also provides that:

•	we will indemnify our directors and officers to the fullest extent permitted by law;

•	we may indemnify our other employees and other agents to the same extent that we indemnify our officers and directors, unless otherwise determined by our board of directors; and

•	we will advance expenses to our directors and officers in connection with legal proceedings in connection with a legal proceeding to the fullest extent permitted by law.
The indemnification provisions contained in our restated certificate of incorporation are not exclusive.
In addition, we have entered into indemnification agreements with each of our directors. Each indemnification agreement will provide that we will indemnify the director to the fullest extent permitted by law for claims arising in his capacity as our director, officer, employee or agent, provided that he acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. In the event that we do not assume the defense of a claim against a director we are required to advance his expenses in connection with his defense, subject to certain conditions, provided that he undertakes to repay all amounts advanced if it is ultimately determined that he is not entitled to be indemnified by us.
We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we understand that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
In addition, we maintain standard policies of insurance under which coverage is provided to our directors and officers against losses arising from claims made by reason of breach of duty or other wrongful act, and to us with respect to payments which may be made by us to such directors and officers pursuant to the above indemnification provisions or otherwise as a matter of law.

Rule 10b5-1 Sales Plans
Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our Class A Common Stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from the director or officer. The director or officer may amend or terminate the plan in some circumstances. Our directors and executive officers may also buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material, nonpublic information concerning our company.
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Since January 1, 2014, we have engaged in the following transactions with our directors, executive officers and holders of more than five percent of any class of our voting securities, and affiliates of our directors, executive officers and holders of more than five percent of any class of our voting securities. We believe that all of these transactions were made on terms no less favorable to us than could have been obtained from unaffiliated third parties.
Director Indemnification Agreements
We have entered into indemnification agreements with each of our directors. The indemnification agreements and our restated certificate of incorporation and restated by-laws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law. See “Executive Compensation And Related Information—Limitation of Liability and Indemnification.”
Policies and Procedures for Related Person Transactions
Our board of directors has adopted a written related person transaction policy for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or five percent stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.
If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our general counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If the general counsel determines that advance review and approval is not practicable, then the audit committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the audit committee to review and, if deemed appropriate, approve proposed related person transactions that arise between audit committee meetings, subject to ratification by the audit committee at its next meeting. Any related person transactions previously approved by the audit committee or otherwise already existing that are ongoing in nature in nature will be reviewed annually, or more frequently if the audit committee determines such review to be necessary.
The audit committee will review all relevant information available to it about the related person transaction and may approve or ratify it only if the audit committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, Ameresco’s best interests. The audit committee may impose any conditions on the related person transaction that it deems appropriate.
The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by our compensation committee in the manner specified in its charter.
MISCELLANEOUS
Stockholder Proposals
Stockholder proposals, including information about a proposed director candidate, submitted pursuant to Exchange Act Rule 14a-8 and intended to be presented at our 2016 annual meeting of stockholders must be received by our Secretary no later than December 31, 2015 to be eligible for inclusion in our proxy statement and form of proxy relating to that meeting.
A stockholder proposal, including a proposed director, not included in our proxy statement for the 2016 annual meeting of stockholders will be ineligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to our Secretary at our principal executive offices and otherwise complies with the provisions of our bylaws. To be timely, our bylaws provide that we must have received the stockholder’s notice not less than 90 days (that is, no later than February 20, 2016) and not more than 120 days (that is, no earlier than January 21, 2016) in advance of the first anniversary of the date of the preceding year’s annual meeting. However, if the date of the 2016 annual meeting of stockholders is more than 20 days before or more than 60 days after the first anniversary of the 2015 Annual Meeting, we must receive the stockholder’s notice not earlier than the close of business on the 120th day before the 2016 annual meeting of stockholders and not later than the close of business on the later of (1) the 90th day before the 2016 annual meeting of stockholders and (2) the 10th day following the day on which public announcement of the date of the 2016 annual meeting of stockholders is first made.
All stockholder proposals for our 2016 annual meeting of stockholders should be sent to the Secretary, Ameresco, Inc., 111 Speen Street, Suite 410, Framingham, Massachusetts 01701.
Other Stockholder Communications
Generally, stockholders who have questions or concerns should contact our Investor Relations department at (508) 598-3044. However, stockholders who wish to communicate directly with our board of directors, or any individual director, should direct questions in writing to the Secretary, Ameresco, Inc., 111 Speen Street, Suite 410, Framingham, Massachusetts 01701. See “Corporate Governance—Communicating with our Board of Directors” for more information about communicating with our board of directors.
Incorporation by Reference
Notwithstanding anything to the contrary set forth in any of our previous filings under the securities laws that might incorporate future filings, including this proxy statement, in whole or in part, the Compensation Committee Report, the contents of www.ameresco.com, including the charters of the committees of our board of directors, corporate governance guidelines, the Audit Committee Report and code of business conduct and ethics, included or referenced in this proxy statement shall not be incorporated by reference into any such filings.
Householding of Annual Meeting Materials
Some banks, brokers and other intermediary record holders may participate in the practice of householding proxy statements and annual reports. This means that, unless you have instructed otherwise, only one copy of our proxy statement and annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either of these documents without charge to you if you write or call Investor Relations, Ameresco, Inc., 111 Speen Street, Suite 410, Framingham, Massachusetts 01701, (508) 598-3044. If you want to receive separate copies of our proxy statement or annual report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other intermediary record holder.

AMERESCO, INC.

Annual Meeting of Stockholders

May 21, 2015 11:00 a.m.

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING:
The proxy statement and annual report to stockholders are available at "Investor Relations - Annual Meeting" section of our website at http://www.ameresco.com

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

20330000000000000000 9   052115

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" FOR DIRECTOR IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of the following nominees for class I directors for a term of three years:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ David J. Corrsin
- ○ George P. Sakellaris
- ○ Joseph W. Sutton

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

	FOR	AGAINST	ABSTAIN
2. Ratification of the appointment of McGladrey LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2015.	☐	☐	☐

The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of Annual Meeting of Stockholders, a Proxy Statement for the Annual Meeting of Stockholders and the 2014 Annual Report to Stockholders.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

AMERESCO, INC.

This proxy is solicited by the Board of Directors

The undersigned, revoking all prior proxies, hereby appoints George P. Sakellaris, Andrew B. Spence and David J. Corrsin, and each of them acting singly, as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all shares of capital stock of Ameresco, Inc. that the undersigned is/are entitled to vote at the Annual Meeting of Stockholders to be held on May 21, 2015, or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

In their discretion, the proxies named above are authorized to vote on such other business as may properly come before the meeting.

(Continued and to be signed on the reverse side)

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